Exhibit 10.23

LF Capital Acquisition Corp. (The “Company”) and B. Prot, Conseils (“BPC”) are parties to a Chairman of the Board Agreement dated January 1, 2018 (the “Agreement”). Pursuant to the Agreement, BPC, in consideration of services to be provided by Baudouin, Prot, will be paid fees of $150,000 per annum, payable in monthly installments of $12,500 per month. BPC and the Company agree that, commencing January 1, 2020, no further fees will be paid on a current monthly basis under the Agreement. However, from January 1, 2020, monthly fees shall accrue at a rate of $12,500 per month for so long as Baudouin Prot continues to provide services to the Company to substantially the same extent as he previously provided such services (collectively, “Accrued Fees”). If and when the Company successfully completes its acquisition of a target company prior to the final date it permitted to do so (June 18, 2020), the Company shall pay the Accrued Fees to BPC. If the Company does not complete its acquisition of a target company prior to June 18, 2020, then no Accrued Fees will be due from the Company to BPC under this agreement. Except as modified by this letter, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the undersigned have signed this letter, effective as of February 20, 2020.

LF CAPITAL ACQUISITION CORP

By: /s/ Philippe De Backer

       Name: Philippe De Backer

       Title: CEO

B. PROT, CONSEILS

By: /s/ B. Prot, Conseils

       Name: B. Prot, Conseils

       Title: Chairman